U.S. SUPREME COURT
                             WILL NOT HEAR COASTAL'S
                              ROYALTY INTEREST CASE


         APALACHICOLA, FL, June 29, 1998 - Coastal Petroleum Company said the U.S. Supreme Court has declined to review a Florida appellate court ruling against the Company in its royalty interest claim against the State.

         The suit, initiated eight years ago, had sought compensation from the State for its expropriation of Coastal's royalty interests in any petroleum or minerals that might be found on 2.5 million tidal acres along the Gulf Coast.

         Florida First District Court of Appeal ruled against Coastal ten months ago, and the Florida Supreme Court declined to review that ruling last January, the Company said.

         Coastal Petroleum Company is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).

                   Contact: Phillip W. Ware, at (850) 653-2732